Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 23, 2022 with respect to the Common Stock, $0.0001 par value of Faraday Future Intelligent Electric Inc., a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 23, 2022

SENYUN INTERNATIONAL LTD.

By:	/s/ Bo Zhang
	Name:	Bo Zhang
	Title:	Chief Executive Officer

/s/ Bo Zhang
Bo Zhang